Exhibit 99.1

Investor Relations	Media Relations
Stuart Davis	Lauren Cullumber
(703) 218-8269	(703) 218-6406
stuart.davis@mantech.com	lauren.cullumber@mantech.com

ManTech Announces Initiation of Dividend Program

Company declares semi-annual dividend of $0.42 per share

FAIRFAX, Va. – May 16, 2011 – ManTech International Corporation (NASDAQ:MANT) (www.mantech.com), a leading provider of innovative technologies and solutions for mission-critical national security programs, today announced that its Board of Directors has declared an initial semi-annual cash dividend of $0.42 per share of common stock. The commencement of the company’s first regular dividend program demonstrates its commitment to returning value to stockholders and reflects the company’s confidence in its financial strength, ability to sustain strong cash flows and continue to grow.

“ManTech’s primary objective has always been to generate stockholder returns through long-term organic earnings growth, as well as through acquisitions; and that has not changed,” said ManTech Chairman and Chief Executive Officer George J. Pedersen. “Given our financial strength, current cash position, positioning on priority programs, and excellent visibility into future earnings and cash flow, we feel confident in our ability to simultaneously pursue our growth objectives and augment stockholder returns through regular dividends for our investors. ManTech remains committed to providing attractive total returns to our stockholders, and the Board has decided that it is the right time to initiate a dividend program.”

The initial semi-annual cash dividend of $0.42 per share will be paid on June 15, 2011 to all common stockholders of record as of June 2, 2011. ManTech anticipates paying semi-annual dividends in June and December of each year. The company expects to pay a total annual dividend for 2011 of $0.84 per share of common stock, or approximately $31 million based on the current number of shares of common stock outstanding.

ManTech Chief Financial Officer Kevin M. Phillips said “Last year, we generated $170 million in operating cash flow, and we have excellent visibility into future revenue, earnings, and cash collections. When combined with our ample debt capacity, we will still have sufficient financial flexibility to augment our robust organic growth with strategic, accretive acquisitions as we chart our path to $5 billion in annual revenue. We believe that the combination of strong growth and a regular dividend program creates a compelling value proposition for our investors.”

Future declarations of semi-annual dividends and the establishment of future record and payment dates are subject to the final determination of ManTech’s Board of Directors.

About ManTech International Corporation

With more than 10,000 professionals around the world, ManTech is a leading provider of innovative technologies and solutions for mission-critical national security programs for the intelligence community; departments of Defense, State and Homeland Security; the Department of Justice and the Federal Bureau of Investigation; the space community; the National Oceanic and Atmospheric Administration; and other U.S. federal government customers. ManTech’s expertise includes command, control, computers, communications, intelligence, surveillance and reconnaissance (C4ISR) lifecycle support, cyber security, global logistics support, intelligence/counter-intelligence support, information technology modernization and sustainment, systems engineering, and test and evaluation. ManTech supports major national missions, such as military readiness, terrorist threat detection, information security and border protection. Additional information on ManTech can be found at www.mantech.com.

Forward-Looking Information

Statements and assumptions made in this press release, which do not address historical facts, constitute “forward-looking” statements that ManTech believes to be within the definition in the Private Securities Litigation Reform Act of 1995 and involve risks and uncertainties, many of which are outside of our control. Words such as “may,” “will,” “expect”, “intend,” “anticipate,” “believe,” “estimate,” or “continue,” or the negative of these terms or words of similar import are intended to identify forward-looking statements. These forward-looking statements are inherently subject to risks and uncertainties, and actual results and outcomes may differ materially from the results and outcomes we anticipate.

ManTech’s expectation that dividends will be paid on a semi-annual basis assumes that the company’s financial condition will permit payment under Delaware law, that the company will generate sufficient cash flow to warrant the payment of a dividend, and that the declaration and payment of cash dividends can be made in accordance with all applicable laws and agreements of the company. Additionally, factors that could cause our actual results to differ materially from the results we anticipate, and therefore impact the Board of Directors’ determination of future dividend payments, include, but are not limited to, the following: adverse changes in U.S. government spending priorities; failure to retain existing U.S. government contracts, win new contracts or win recompetes; adverse changes in future levels of expenditures for programs we support caused by budgetary pressures facing the federal government; risk of contract performance, modification or termination; risks associated with complex U.S. government procurement laws and regulations; adverse results of U.S. government audits of our government contracts; failure to obtain option awards, task orders or funding under contracts; failure to maintain strong relationships with other contractors; adverse changes in our mix of contract types; risks of financing, such as increases in interest rates and restrictions imposed by our outstanding indebtedness, including the ability to meet financial covenants, and risks related to an inability to obtain new or additional financing; failure to successfully integrate recently acquired companies or businesses into our operations or to realize any accretive or synergistic effects from such acquisitions; failure to identify, execute or effectively integrate future acquisitions; and competition. These and other risk factors are more fully discussed in the section entitled “Risks Factors” in ManTech’s Annual Report on Form 10-K previously filed with the Securities and Exchange Commission on Feb. 25, 2011, Item 1A of Part II of our Quarterly Reports on Form 10-Q, and, from time to time, in ManTech’s other filings with the Securities and Exchange Commission.

The forward-looking statements included herein are only made as of the date of this press release, and ManTech undertakes no obligation to publicly update any of the forward-looking statements made herein, whether as a result of new information, subsequent events or circumstances, changes in expectations or otherwise.

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